SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, DC  20549
            -----------------------------------------------

                               FORM 8-K
                            CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

                            March 29, 2000
                   (Date of earliest event reported)

                         Corning Incorporated
        (Exact name of Registrant as specified in its charter)

        New York              1-3247              16-0393470
       (State of           (Commission          (IRS Employer
     Incorporation)         File No.)        Identification No.)

            One Riverfront Plaza, Corning, New York  14831
               (Address of principal executive offices)

                            (607) 974-9000
                    (Registrant's telephone number)


               INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.   OTHER EVENTS

     The Company owns 50% of the capital stock of Pittsburgh Corning Corporation (PCC). The other 50% shareholder is PPG Industries Inc. For over 25 years, PCC and several other defendants have been named in numerous lawsuits involving claims alleging personal injury from exposure to asbestos and at February 29, 2000, a significant number of such claims remain pending. The Company itself is named as a defendant in only a portion of the cases naming PCC (approximately 10 cases with 12,400 claimants). As claims are set for trial, the Company has been successful in securing dismissals with prejudice by filing motions for summary judgment on the grounds that PCC is a genuine and separate corporation and that no grounds exist for disregarding PCC's corporate status.

     In the first quarter of 2000, PCC incurred adverse verdicts in five trials involving 19 claimants. The aggregate amount of these verdicts may exceed $30 million. PCC has advised the Company that it will vigorously pursue post-trial remedies by motions and appeals and believes it has meritorious grounds to have the verdicts reduced or reversed. PCC has also advised the Company that insurance is available to offset a portion of these verdicts. As a shareholder of PCC, any loss to the Company would not involve a cash payment by the Company and would be limited to the diminution in value of, and/or recording equity losses from, the Company's investment in PCC, which currently approximates $35 million.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                   CORNING INCORPORATED



                                   By: /s/ A. John Peck, Jr.
                                       ----------------------------
                                       A. John Peck, Jr.
                                       Vice President and Secretary


Dated:  March 29, 2000